UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2023

NEVRO CORP

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-36715	56-2568057
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1800 Bridge Parkway
Redwood City, California		94065
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (650) 251-0005

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	NVRO	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 Results of Operations and Financial Condition.

On April 19, 2023, Nevro Corp (“Nevro” or the “Company”) issued a press release that included its preliminary unaudited revenue for the first quarter of 2023 and that reaffirmed the Company’s 2023 full year guidance. The full text of the press release is furnished herewith as Exhibit 99.1.

The information furnished pursuant to this Item 2.02 of this Current Report on Form 8-K and the Exhibit 99.1 attached hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 2.02 and in the press release attached as Exhibit 99.1 to this Current Report on Form 8-K shall not be incorporated by reference into any filing with the U.S. Securities and Exchange Commission made by the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

CEO Departure and Appointment

On January 9, 2023, the Company announced that D. Keith Grossman intends to retire as Chief Executive Officer and President following the selection of his successor. On April 19, 2023, the Board of Directors (the “Board”) of the Company received a notice from Mr. Grossman that he is retiring as the Company’s Chief Executive Officer and President. In connection with Mr. Grossman’s retirement, the Board has appointed Kevin Thornal as Chief Executive Officer and President of the Company. The Company anticipates Mr. Thornal’s appointment will be effective April 24, 2023 (the “Appointment Date”) and at such time, Mr. Grossman’s resignation will become effective. Mr. Grossman will also be appointed Executive Chairman of the Board on the Appointment Date. In connection with Mr. Thornal’s appointment as Chief Executive Officer and President, the Board will be expanded from nine to ten members and Mr. Thornal will be appointed to fill the vacancy. The Company anticipates the Board increase and Mr. Thornal’s appointment to the Board will occur immediately following the Company’s 2023 annual stockholder meeting.

Prior to his appointment as Chief Executive Officer and President of the Company, Mr. Thornal, 49, most recently served as Group President, Global Diagnostic Solutions at Hologic, Inc. from April 2022 until April 2023. Mr. Thornal joined Hologic in 2014 as Vice President, Customer Experience, Field Service and Clinical Applications for the Breast and Skeletal Health division. He transitioned to Vice President, Breast and Skeletal Health for the Europe, Middle East and Africa region in early 2016, and was promoted to President, Medical Aesthetics in July 2017. In July 2019, he was promoted to President, Diagnostic Solutions where he led the division during the COVID-19 pandemic, rapidly launching three highly accurate molecular diagnostic COVID-19 tests in the fight against the global pandemic. Prior to Hologic, Mr. Thornal worked at Stryker from 2004 to 2014 in positions of increasing responsibility in sales, marketing and business development. Mr. Thornal received a BA in History, with minors in English and Secondary Education, from Southern Methodist University.

Under the terms of an offer letter (the “Offer Letter”) entered into with Mr. Thornal and an employment agreement (the “Employment Agreement”) approved by the Board and to be entered into with Mr. Thornal, he will be paid an annual base salary of $750,000 and have the opportunity to earn an annual performance bonus targeted at 100% of his annual base salary. Mr. Thornal will also be paid a one-time sign-on bonus of $250,000. If Mr. Thornal terminates his employment with the Company or if he is terminated for cause (as defined in his Employment Agreement) prior to the first anniversary of the Appointment Date, he must repay all of such one-time sign-on bonus and if his employment is terminated as described above after the first anniversary but before the second anniversary, he must repay 50% of such one-time sign-on bonus. Pursuant to the Offer Letter, Mr. Thornal is also entitled to a travel stipend to support his travel, housing and other costs in an amount up to $25,000 per month for up to 15 months. In addition, Mr. Thornal will enter into an Indemnification Agreement based on the form previously approved by the Board and entered into with the Company’s other executive officers.

The Offer Letter provides for the Company to grant Mr. Thornal a number of restricted stock units (“RSUs”) determined by dividing $4,750,000 by the trailing 30-day average closing price of the Company’s common stock as reported by the New York Stock Exchange (the “NYSE”) on the Appointment Date (the “RSU Award”). The Offer Letter also provides for the Company to grant Mr. Thornal a number of performance stock units (“PSUs”) determined by dividing $4,750,000 by the trailing 30-day average closing price of the Company’s common stock as reported by the NYSE on the Appointment Date (the “PSU Award”). One third of the RSU Award will vest on the one year anniversary of the Appointment Date (the “Anniversary Date), one-twelfth of the original number of RSUs will vest on the three month anniversary of the Anniversary Date (such three month anniversary or any subsequent three month anniversary thereafter referred to as a “Quarterly Anniversary”) and one-twelfth of the original number of RSUs will vest on each of the seven subsequent Quarterly Anniversaries, such that all RSUs will have vested on the third anniversary of Appointment Date. The foregoing vesting is subject to Mr. Thornal’s continuous service through the applicable vesting date. The PSU Award provides for Mr. Thornal to receive up to 2 shares of Company common stock per PSU based on achievement of performance criteria established by the Compensation Committee related to total shareholder return and cumulative revenue over a two year period and will vest in two substantially equal installments on the second and third anniversary of the grant date, subject to achievement of the associated performance criteria and his continuous service through the applicable vesting dates. Each of the RSU and PSU Awards will be granted pursuant to the Company’s 2023 Employment Inducement Award Plan and will be subject to award agreements to be entered into between Mr. Thornal and the Company.

Pursuant to the terms of the Employment Agreement to be entered into with Mr. Thornal on or around his Appointment Date, in the event Mr. Thornal is terminated without cause or resigns for good reason (in each case, as defined in the Employment Agreement), outside of a change in control (as defined in the employment agreement), then Mr. Thornal will be entitled to receive: (i) a severance payment equal to 18 months of his then-effective base salary; (ii) payment or reimbursement of continued healthcare coverage for up to 18 months following the date of termination; and (iii) if such termination or resignation occurs within 18 months of the Effective Date, his outstanding but unvested RSUs that would have vested within 18 months of such termination or resignation shall fully vest, in each case, subject to his timely execution and delivery of a release of claims against the Company. In the event Mr. Thornal is terminated without cause or resigns for good reason, during a period of time that begins three months prior to and ends 24 months following a change in control, Mr. Thornal will be eligible to receive: (i) a lump sum severance payment equal to 24 months of his then-effective base salary and 2x target annual incentive payment; (ii) payment or reimbursement of continued healthcare coverage for up to 24 months following the date of termination; and (iii) the full accelerated vesting of his then-unvested equity awards, subject to his timely execution and delivery of a release of claims against the Company.

The foregoing summary of the material terms of Mr. Thornal’s employment with the Company is qualified by the actual terms of the Offer Letter and Employment Agreement, each of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the three months ending June 30, 2023 and are incorporated by reference herein.

Appointment of Executive Chairman

The Company also appointed Mr. Grossman as the Executive Chairman of the Board, effective as of the Appointment Date. The Board envisions that Mr. Grossman shall hold this role for approximately six months, after which he will become the Non-Executive Chairman of the Board. In connection with his continuing service to the Company as the Executive Chairman of the Board, Mr. Grossman will enter into an amended and restated employment agreement with the Company (the “Grossman Amended Employment Agreement”). Under the terms of the Grossman Amended Employment Agreement approved by the Board and to be entered into with Mr. Grossman, he will be paid a quarterly base salary of $100,000. The employment agreement provides for the Company to grant Mr. Grossman a number of RSUs determined by dividing $800,000 by the trailing 30-day closing price of the Company’s common stock as reported by the NYSE on the Appointment Date (the “Grossman RSU Award”). The Grossman RSU Award will vest in two equal installments each three month period following the Appointment Date, subject to continuous service through the applicable vesting date. The Grossman RSU Award will be granted pursuant to the Company’s 2014 Incentive Award Plan and will be subject to award agreements to be entered into between Mr. Grossman and the Company.

The foregoing summary of the material terms of Mr. Grossman’s employment with the Company is qualified by the actual terms of the Grossman Amended Employment Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ending June 30, 2023 and is incorporated by reference herein.

Amendment to Non-Employee Director Compensation Program

The Board, upon recommendation by the Compensation Committee, has determined it is in the best interest of the Company and its stockholders to amend and restate its compensation policy for non-employee directors (the “Non-Employee Director Compensation Policy”). Specifically, the Board has amended and restated the Non-Employee Director Compensation Policy to provide for an additional annual cash retainer of $75,000 to a non-executive chair of the Board. A copy of the full text of the Non-Employee Director Compensation Policy will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

Amendment to Change in Control and Severance Agreements

On April 19, 2023, the Company entered into amendments to each of the change in control severance agreements with Roderick H. MacLeod, Senior Vice President and Chief Financial Officer, Niamh Pellegrini, Senior Vice President and Chief Commercial Officer, and Kashif Rashid, Senior Vice President, General Counsel and Corporate Secretary (together, the “Non-CEO Change in Control Severance Agreements”). Pursuant to the Non-CEO Change in Control Severance Agreements, the amount of severance each officer is entitled to receive if, outside of a change of control, the officer is terminated by the Company without cause or resigns for good reason (in each case, as defined in the Non-CEO Change in Control Severance Agreements), has increased from 6 months of the then-effective base salary to 12 months and from 6 months of payment or reimbursement of continued healthcare coverage to 12 months. In addition, pursuant to the Non-CEO Change in Control Severance Agreements, if the applicable officer is terminated by the Company without cause or resigns for good reason in the period from the Appointment Date through April 23, 2024, then the outstanding but unvested RSUs held by such officer that would have vested within 18 months of such officer’s termination or resignation shall fully vest.

The foregoing summary of the material terms of the Non-CEO Change in Control Severance Agreements is qualified by the actual terms of each of the Non-CEO Change in Control Severance Agreements, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ending June 30, 2023 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press release dated April 19, 2023.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEVRO CORP.

Date:	April 19, 2023	By:	/s/ Roderick H. MacLeod
Roderick H. MacLeod Chief Financial Officer